                                                                   EXHIBIT 10.35


We are pleased to amend the vesting provisions of your Incentive Stock Option agreement dated _______, in accordance with this letter.

If, within a one-year period following a change of control of the company, you are terminated without cause, then 50% of your options remaining unvested at the date of such termination will immediately vest.

In this letter:

"change of control" means that an individual, corporation, or other entity or a group deemed to be a person under Section 14(d)(2) of the Exchange Act becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the company representing 50% or more of the combined voting power of the company's then outstanding securities entitled to vote for directors; and

"cause" means personal dishonesty, willful misconduct, intentional failure to perform stated duties, breach of fiduciary duty involving personal profit, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) that has an adverse impact on the reputation of the company, any material breach of your employment agreement or of the company's policies or practices, your death, or a disability that cannot be reasonably accommodated and that renders you unable to perform the essential functions of your position.

      Very truly yours,

      WebSideStory



      ________________________________
By:   John Hentrich, President and CEO